Exhibit 99.1

SBT Bancorp Announces Quarterly Dividend

SIMSBURY, Conn.--(BUSINESS WIRE)--February 18, 2010--The Board of Directors of SBT Bancorp, Inc., (OTCBB: SBTB, CUSIP 78391C106), the holding company of Simsbury Bank, declared on February 17, 2010 a quarterly cash dividend of $.12 per share payable on March 17, 2010 to shareholders of record on March 3, 2010.

Martin J. Geitz, President and CEO of the SBT Bancorp and Simsbury Bank, said, “The directors of SBT Bancorp are pleased to announce our quarterly dividend. We are pleased with the company’s 2009 performance and will continue to focus on increasing shareholder value in 2010 and beyond.”

Simsbury Bank is an independent, locally-controlled, customer-friendly commercial bank for businesses and consumers. The Bank has approximately $274 million in assets. The Bank serves customers through full-service offices in Avon, Bloomfield, Granby and Simsbury Connecticut; SBT Online internet banking at simsburybank.com; free ATM transactions at 2,800 machines throughout the northeastern U.S. via the SUM program in addition to thousands of ATM locations world-wide; and 24 hour telephone banking. The Bank’s wholly-owned subsidiary, SBT Investment Services, Inc., offers securities and insurance products through LPL Financial and its affiliates, Member FINRA/SIPC. The stock of the Bank’s parent company, SBT Bancorp, Inc., is traded over-the-counter under the ticker symbol of OTCBB: SBTB. Visit the Bank’s website at www.simsburybank.com.

Certain statements in this press release, including statements regarding the intent, belief or current expectations of the Company, its directors or its officers, are “forward-looking” statements (as such term is defined in the Private Securities Litigation Reform Act of 1995). Because such statements are subject to risks and uncertainties, actual results may differ materially from those expressed or implied by such forward-looking statements.

CONTACT:
The Simsbury Bank & Trust Company
Mr. Anthony F. Bisceglio, CFO, 860-408-5493
860-408-4679 (fax)
abisceglio@simsburybank.com